                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                  FOR FURTHER INFORMATION:
Sept. 21, 1998                          Winnie Comfort           609-292-5064
                                        Department of Banking and Insurance

                                        Rita Manno               609-984-7160
                                        Department of Health and Senior Services


     Banking and Insurance Acting Commissioner Jaynee LaVecchia today announced that she recently issued an order of administrative supervision to step up monitoring of the delivery of services to subscribers and the appropriate payment of claims to providers of HIP of New Jersey, Inc.

     "I am making the order, along with the company's most recent financial report, public today to assure members of HIP and their providers that we are taking vigorous and prudent action to protect them. I am pleased that HIP is cooperating fully with our efforts," said Acting Commissioner La Vecchia.

     "Our goal is to assist the company through these financial difficulties so that HIP may continue as a viable company providing services in New Jersey," she added.

     According to the acting commissioner, department regulators have been monitoring the financial condition of HIP since November 1997, when the company signed a contract with a subsidiary of PHP Heatlhcare Corporation, a Reston, Virginia, company. HIP contracted with Pinnacle Health Enterprises (PHE), a Delaware subsidiary of PHP, for PHE to provide all health care services to HIP members and to perform most administrative functions. Under the contract, HIP continues the development of products and pricing, marketing, processing enrollment applications and collecting premiums from HIP enrollees.

     Based on HIP financial reports showing a statutory negative net worth of minus $9.5 million as of June 30, 1998, the acting commissioner signed the order on Sept. 8, 1998 and made the administrative supervision public today. Subsequent to the signing of the order, PHP filed negative financial reports with the SEC; and Standard & Poor's lowered the rating of PHP.

     With the administrative supervision order, Acting Commissioner LaVecchia had directed the department to become more actively involved with HIP and PHP in addressing HIP's net worth situation, as well as in definitively assessing and addressing any claims backlog in order to properly protect subscribers and providers.

     Highlights of the banking and insurance department's ongoing monitoring process include the following steps:

 . The acting commissioner has held a series of meetings to discuss HIP's financial report and HIP's and PHP's financial condition, including the preparation of a responsible plan to address payments to providers.

 . The department has representatives on-site at HIP to assist the company and to evaluate their operations.

 . The department will examine every aspect of the company's financial condition and oversee how the money paid by subscribers for premiums is spent by HIP and by its contractors responsible for the delivery of services to subscribers and providers.

 . The acting commissioner will be meeting with HIP and PHP this week to asses and address any claims backlog and to discuss the net worth of both companies.

     In addition to the efforts by the insurance department to monitor the company's financial situation, the Department of Health and Senior Services is monitoring the delivery of service to HIP members.

     Officials of the health and senior services department met last week with HIP/PHP to review detailed information about recent layoffs and the adequacy of the care being delivered. The department is concerned about specific cutbacks in obstetrics and gynecology services at the centers because patients in need of these medical services need assurance their care will not be interrupted. In monitoring services at the centers, department staff observed unacceptable delays in getting appointments with physicians and staff shortages in labs and medical records.

     In response to these concerns, HIP/PHP agreed to report weekly on specific steps taken to ensure adequacy of care. The company also agreed to develop a member communications plan to make sure that aggressive action is taken to keep members apprised of the situation.

     The Department of Health and Senior Services continues to monitor the quality of care provided at the centers and members' access to medical service. Department staff has observed services at ten centers, which account for 80 percent of the membership in HIP/PHP. Beginning today, the Peer Review Organization of New Jersey will assist the department in maintaining a field presence in the centers for as long as is necessary.

     Licensed in New Jersey since 1980, HIP is the state's fourth largest health maintenance organization with 190,342 members as of June, 1998.

     Members include state and local (26,500) and federal government (14,400) employees; individual subscribers and their families (11,800; large company employees and their families (90,910); employees of small businesses and their families (10,800); and Medicare (11,466) and Medicaid (24,466) beneficiaries.

     There are more than 3,000 medical providers eligible to receive payment for services provided to HIP members.

     The New Brunswick-based company is a non-profit organization and is authorized to operate in 17 counties: Its authority excludes Warren, Sussex, Cape May and Cumberland Counties. For Medicaid beneficiaries, residents of Atlantic, Monmouth and Bergen Counties also are excluded from HIP membership.

     HIP members who have questions may call Member Services at XXX. Consumers who still have questions may call the Department of Banking and Insurance at 609-292-5317 or the Department of Health and Senior Services HMO Hotline at 1-888-393-1062.

                                      ###

A copy of the order of administrative supervision is attached.